Non-GAAP Reconciliation and Explanatory Statement	Exhibit 99.1

On February 4, 2019, Comcast issued a Current Report on Form 8-K explaining that it will now present Adjusted EPS, which is a non-GAAP financial measure, to also exclude amortization expense for acquisition-related intangible assets. The reasons why we believe the presentation of Adjusted EPS is useful to investors and the updated definition of Adjusted EPS are set forth below, along with a schedule that presents Adjusted EPS for the quarterly and full year periods in 2018 and 2017, and includes reconciliations to diluted earnings per common share attributable to Comcast Corporation shareholders, its most directly comparable GAAP financial measure.

Adjusted EPS

Adjusted EPS is a non-GAAP financial measure that presents the earnings generated by our ongoing core operations on a per share basis. We believe Adjusted EPS is helpful to investors in evaluating our ongoing core operations and can assist in making meaningful period-over-period comparisons. Our presentation of Adjusted EPS is our diluted earnings per common share attributable to Comcast Corporation shareholders adjusted to exclude the effects of fair value investments and amortization of acquisition-related intangible assets, as well as the impact of certain events, gains, losses or other charges (such as from the sales of investments). For Adjusted EPS, the effects of fair value investments include realized and unrealized gains and losses, net, including impairments, on equity securities not accounted for under the equity method, as well as the equity in net income (losses), net, for our investment in Atairos Group, Inc. (Atairos follows investment company accounting and records its investments at their fair values each reporting period). Acquisition-related intangible assets include those recognized as a result of the application of Accounting Standards Codification Topic 805, Business Combinations (such as customer relationships). Amortization of acquisition-related intangible assets is significantly affected by the timing and size of our acquisitions and may have no correlation to our current operating results, as the acquisitions occurred in prior periods. Amortization of intangible assets not resulting from business combinations (such as software and acquired intellectual property rights used in our theme parks) is not excluded from Adjusted EPS.

Reconciliation of Net Income and EPS Excluding Adjustments - Revised

($ and shares in millions, except per share data; unaudited)

	2017					2018
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY

Net income attributable to Comcast Corporation	$2,573	$2,521	$2,642	$14,999	$22,735	$3,118	$3,216	$2,886	$2,511	$11,731
Diluted earnings per common share attributable to Comcast Corporation shareholders (EPS)	$0.53	$0.52	$0.55	$3.17	$4.75	$0.66	$0.69	$0.62	$0.55	$2.53

Fair value investments[1]	($31)	($25)	($9)	($97)	($162)	($47)	($82)	$0	$291	$162
Gain on spectrum auction[2]	$0	$0	($209)	$0	($209)	$0	$0	$0	$0	$0
Income tax adjustments[3]	$0	$0	($68)	$0	($68)	($128)	$0	$148	($244)	($224)
Gain on the sales of businesses and investments[4]	$0	$0	($65)	$0	($65)	($48)	($148)	($105)	$0	($301)
Legal settlement[5]	$0	$0	$157	$0	$157	$0	$0	$0	$93	$93
Costs related to Sky transaction and Twenty-First Century Fox offer[6]	$0	$0	$0	$0	$0	$0	$23	$80	$280	$383
2017 tax reform[7]	$0	$0	$0	($12,679)	($12,679)	$0	$0	$0	$0	$0
Amortization of acquisition-related intangible assets[8]	$142	$123	$123	$123	$511	$152	$176	$147	$361	$836
Net Income attributable to Comcast Corporation (excluding adjustments)	$2,684	$2,619	$2,571	$2,346	$10,220	$3,047	$3,185	$3,156	$3,292	$12,680
Adjusted EPS	$0.56	$0.54	$0.54	$0.50	$2.14	$0.65	$0.69	$0.68	$0.72	$2.73

Diluted Weighted-Average Number of Common Shares	4,832	4,809	4,777	4,729	4,786	4,705	4,643	4,619	4,596	4,640

See notes on page 2. Minor differences may exist due to rounding.	1

Notes

1) Fair value investments include realized and unrealized (gains) losses on equity securities, net, as well as the equity in net (income) losses, net, for our investment in Atairos.

	2017					2018
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
Realized and unrealized (gains) losses on equity securities, net	$5	$2	($7)	$17	$17	($28)	$40	$38	$137	$187
Equity in net (income) losses, net for investment in Atairos	($57)	($42)	($7)	($175)	($281)	($35)	($151)	($38)	$255	$31
Fair value investments before income taxes	($52)	($40)	($14)	($158)	($264)	($63)	($111)	$0	$392	$218
Fair value investments, net of tax	($31)	($25)	($9)	($97)	($162)	($47)	($82)	$0	$291	$162

2) Third quarter 2017 net income attributable to Comcast Corporation includes $337 million of other operating gains, $209 million net of tax, recognized in connection with NBCUniversal’s relinquishment of certain spectrum rights in the FCC’s spectrum auction.

3) Third quarter 2017 net income attributable to Comcast Corporation includes $68 million of income tax adjustments related to an internal legal reorganization offset by the impact of certain state tax law changes. First quarter 2018 net income attributable to Comcast Corporation includes a $128 million net income tax benefit  as a result of federal tax legislation enacted in 2018. Third quarter 2018 net income attributable to Comcast Corporation includes a $148 million income tax expense adjustment related to the impact of certain state tax law changes and federal tax reform. Fourth quarter 2018  net income attributable to Comcast Corporation includes a $244 million income tax benefit for the worldwide impact of the Sky transaction.

4) Third quarter 2017 net income attributable to Comcast Corporation includes $105 million of other operating gains, $65 million net of tax, resulting from the sale of a business. First quarter 2018 net income attributable to Comcast Corporation includes $64 million of other income, $48 million net of tax, resulting from a gain on the sale of our investment in The Weather Channel. Second quarter 2018 net income attributable to Comcast Corporation includes $200 million of other operating gains, $148 million net of tax, resulting from the sale of a controlling interest in our arena management-related businesses. Third quarter 2018  net income attributable to Comcast Corporation includes $141 million of other operating gains, $105 million net of tax, related to the sale of a business in our Filmed Entertainment segment.

5) Third quarter 2017 net income attributable to Comcast Corporation includes $250 million of other operating and administrative expense, $157 million net of tax, related to a legal settlement. Fourth quarter 2018 net income attributable to Comcast Corporation includes $125 million of other operating and administrative expense, $93 million net of tax, related to a legal settlement.

6) Second quarter 2018 net income attributable to Comcast Corporation includes $20 million of operating costs and expenses and $11 million of interest expense ($31 million in total, $23 million net of tax) related to the Sky and Twenty-First Century Fox offers. Third quarter 2018 net income attributable to Comcast Corporation includes $14 million of operating costs and expenses, $34 million of interest expense and $60 million of losses in other (income) loss, net, ($108 million in total, $80 million net of tax) related to the Sky transaction and the Twenty-First Century Fox offer. Fourth quarter 2018 net income attributable to Comcast Corporation includes $355 million of operating costs and expenses, $18 million of interest expense and $64 million of income in other (income) loss, net, ($309 million in total, $280 million net of tax) related to the Sky transaction.

7) Fourth quarter 2017 net income attributable to Comcast Corporation includes $12.7 billion of net income tax benefits as a result of the enactment of the 2017 tax reform legislation, primarily due to a reduction of our net deferred tax liabilities.

8) Acquisition-related intangible assets include those recognized as a result of the application of Accounting Standards Codification Topic 805, Business Combinations (such as customer relationships).

	2017					2018
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
Amortization of acquisition-related intangible assets before income taxes	$230	$198	$198	$198	$824	$205	$236	$198	$465	$1,104
Amortization of acquisition-related intangible assets, net of tax	$142	$123	$123	$123	$511	$152	$176	$147	$361	$836

For additional details, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com.	2